Exhibit 4.2

ESCROW AGREEMENT

THIS ESCROW AGREEMENT, dated as of December 22, 2017 (“Escrow Agreement”), is by and among Itron, Inc., a Washington corporation (“Depositor”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (in such capacity, “Escrow Agent”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee under the Indenture (as defined below) (in such capacity, “Trustee” and, together with Escrow Agent and Depositor, the “Parties”).

BACKGROUND

A.	This Escrow Agreement is being entered into in connection with (i) the Agreement and Plan of Merger, dated as of September 17, 2017 (together with the schedules and exhibits thereto, and as amended, supplemented or otherwise modified from time to time, the “Acquisition Agreement”), by and among Depositor, Silver Spring Networks, Inc., a Delaware corporation (“SSNI”), and Ivory Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Depositor (“Acquisition Sub”), pursuant to which Acquisition Sub will merge with and into SSNI, and SSNI will survive the merger as a wholly-owned subsidiary of Depositor (such merger, the “SSNI Acquisition”), (ii) the Purchase Agreement, dated as of December 8, 2017 (as amended, supplemented or otherwise modified from time to time, the “Purchase Agreement”), by and among Depositor, Wells Fargo Securities, LLC, as Representative (as defined in the Purchase Agreement) of the several Initial Purchasers named on Exhibit A to the Purchase Agreement (collectively, the “Initial Purchasers”), and the guarantors from time to time party thereto, and (iii) the Indenture, dated as of the date hereof (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among Depositor, Trustee and the guarantors from time to time party thereto, governing Depositor’s $300,000,000 aggregate principal amount of 5.000% Senior Notes due 2026 (the “Notes”).

B.	Concurrently with the closing of the sale of the Notes, (i) the Initial Purchasers of the Notes will deposit into the Escrow Deposit Account (as defined below), as hereinafter provided, the amount in cash set forth in Section 3 below, and (ii) the Depositor will deposit into the Escrow Deposit Account, as hereinafter provided, the amount in cash set forth in Section 3 below. In addition, from time to time, Depositor shall deposit into the Escrow Deposit Account additional amounts in cash as described in Section 3 and Section 12(b).

C.	The amounts deposited in the Escrow Account will be used either (i) upon Escrow Agent’s receipt of (x) an Officer’s Certificate from Depositor substantially in the form of Exhibit A, and (y) a Written Direction (as defined below), to fund a portion of the purchase price payable in connection with the SSNI Acquisition, and to pay related transaction expenses and integration costs in connection with the SSNI Acquisition and related transactions, or (ii) upon the occurrence of a Special Mandatory Redemption Event (as defined below), to fund the Special Mandatory Redemption Amount (as defined below).

D.	Depositor desires to appoint Escrow Agent to accept and hold certain funds as Collateral (as defined below) pursuant to the Purchase Agreement.

E.	Escrow Agent has agreed to accept, hold, and disburse the funds deposited with it and the earnings thereon in accordance with the terms of this Escrow Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, for themselves, their successors and assigns, hereby agree as follows:

1.    Definitions. The following terms shall have the following meanings when used herein:

“Officer” shall mean the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary of the Depositor.

“Written Direction” shall mean a written direction executed by an authorized representative of the Depositor identified on Schedule B hereto directing Escrow Agent to either (a) disburse all or a portion of the Escrow Proceeds (as defined below) or (b) take or refrain from taking any other action pursuant to this Escrow Agreement.

2.    Appointment of and Acceptance by Escrow Agent. Depositor hereby appoints Escrow Agent to serve as escrow agent hereunder. Escrow Agent hereby accepts such appointment and, upon receipt of the Escrow Proceeds in accordance with Section 3 below, agrees to hold, invest and disburse the Escrow Proceeds in accordance with this Escrow Agreement.

3.    Deposit of Escrow Proceeds.

(a)     Simultaneously with the execution and delivery of this Escrow Agreement, (i) the Initial Purchasers, upon the written request of Depositor (and only upon satisfaction of all the conditions precedent to closing under the Purchase Agreement), shall deliver and deposit with Escrow Agent, and Escrow Agent hereby acknowledges receipt of, an amount in cash that is equal to the net proceeds from the sale of the Notes, and (ii) Depositor shall deliver and deposit (or cause to be delivered and deposited) with Escrow Agent, and Escrow Agent hereby acknowledges receipt of, an amount in cash that, when taken together with the amount deposited pursuant to the foregoing clause (i), is equal to 101.0% of the principal amount of the Notes, plus interest that will accrue on the Notes to, but not including, the Special Mandatory Redemption Date, assuming for purposes of the interest calculation in this clause (ii) that Depositor notifies the Escrow Agent on June 17, 2018 (the “Outside Date”) that the SSNI Acquisition will not be consummated.

(b)     If, on the Escrow Termination Notice Date (as defined in Section 4 below), the Escrow Proceeds are insufficient to pay the Special Mandatory Redemption Amount on the Special Mandatory Redemption Date, Depositor shall deliver and deposit (or cause to be delivered and deposited), into the Escrow Deposit Account, on the business day prior to the Special Mandatory Redemption Date, an amount in cash that will result in the amount in the Escrow Account to be sufficient to pay the Special Mandatory Redemption Amount.

(c)    Notwithstanding anything herein to the contrary, if (i) pursuant to the terms and conditions of the Acquisition Agreement, the parties thereto agree to extend the date on which the Acquisition Agreement terminates (the “Termination Date”) to a date later than the Outside Date (such later date, the “Extended Outside Date”), and (ii) so long as (x) the Depositor has not distributed the Escrow Proceeds in accordance with the terms of subsection (a) or (b) of Section 4 herein, and (y) no Special Mandatory Redemption Event has occurred, then the Depositor shall deliver (i) written notification to the Escrow Agent of such extension and (ii) deliver and deposit (or cause to be delivered and deposited) with Escrow Agent an additional amount in cash that is equal to the amount of interest that will accrue on the Notes from the first business day following the Outside Date to, but not including, the first business day following such Extended Outside Date.

(d)    The deposits made pursuant to subsections (a), (b) and (c) above and Section 12(b) below, the Escrow Deposit Account and the Escrow Securities Account (each as defined below) and all funds or securities now or hereafter credited to or deposited in the Escrow Account, all investments of any of the foregoing, plus all interest, dividends and other distributions and payments on any of the foregoing received or receivable in respect thereof, together with all proceeds of any of the foregoing, are collectively referred to herein as the “Escrow Proceeds.”

(e)    (i) Subject to and in accordance with the provisions hereof, Escrow Agent agrees to hold (x) that portion of the Escrow Proceeds consisting of securities and investment property in a trust account which is a “securities account” (as defined in Section 8-501(a) of the Uniform Commercial Code in effect in the State of New York on the date hereof (the “New York UCC”)) (the “Escrow Securities Account”) and (y) that portion of the Escrow Proceeds consisting of cash in an account which is a “deposit account” (as defined in Section 9-102(a)(29) of the New York UCC) (the “Escrow Deposit Account” and, together with the Escrow Securities Account and any successor account(s) or subaccount(s), the “Escrow Account”) established with Escrow Agent. The Escrow Account shall be maintained with Escrow Agent and shall be in the name of Escrow Agent; and wire instructions for the deposits made pursuant to subsection (a) above and any subsequent deposit of funds hereunder are as follows:

Institution: U.S. Bank N.A.

ABA#: *** *** ***

DDA#: **** **** ****

Account Name: U.S. Bank TFM Escrow

Originator to Beneficiary Information:

*********    ITRON INC ESCROW DEPOSIT ACCOUNT

*********    ITRON INC ESCROW SECURITIES ACCOUNT

Call Back Contact:

Scott R. Kjar – (206) 344-4686

The Parties agree that Escrow Agent is a “securities intermediary” (as defined in Section 8-102(a)(14) of the New York UCC) with respect to the Escrow Securities Account and intend that all securities and other assets (other than cash) held in the Escrow Securities Account shall be treated as financial assets. The Parties further agree that Escrow Agent is a “bank” (as defined in Section 9-102(a)(8) of the New York UCC) with respect to the Escrow Deposit

Account and that any Escrow Proceeds that consist of cash shall only be held in the Escrow Deposit Account. In no event shall Escrow Agent hold cash in the Escrow Securities Account or deem cash to be a financial asset. Escrow Agent makes no representation or warranties with respect to the creation or enforceability of any security interest in the Escrow Account or the Collateral (as defined below).

The Escrow Account will be established with Escrow Agent as provided above. Escrow Agent shall administer the Escrow Account in accordance with the provisions of this Escrow Agreement, including, without limitation, holding in escrow, investing and reinvesting and releasing or distributing the Escrow Proceeds.

(ii)    As security for the due and punctual payment of the Special Mandatory Redemption Amount and the prompt and complete payment and performance by Depositor of the obligations under the Indenture, Depositor hereby pledges, assigns and grants to Trustee, for the benefit of the holders of the Notes, a security interest in all of its right, title and interest in, whether now owned by or owing to, or hereafter acquired by or arising in favor of Depositor, the Escrow Account, the other Escrow Proceeds, and all “financial assets” (as defined in Section 8-102(a)(9) of the New York UCC) credited thereto and “investment property” (as defined in Section 9-102(a)(49) of the New York UCC) credited thereto, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any “general intangibles” (as defined in Section 9-102(a)(42) of the New York UCC) at any time evidencing or relating to this Escrow Agreement and to any of the foregoing and all “proceeds” (as defined in Section 9-102(a)(64) of the New York UCC) (collectively, the “Collateral”) of the foregoing. The security interest of Trustee in the Collateral granted pursuant hereto shall at all times be valid, perfected and enforceable as a first priority security interest. Depositor agrees to take all steps necessary to maintain the security interest created by this Escrow Agreement as a perfected first-priority security interest. Without limiting the generality of the foregoing, Depositor hereby authorizes Trustee, and the Initial Purchasers on behalf of Trustee, to file one or more UCC financing statements (including amendments thereto) in such jurisdictions and filing offices and containing such description of the Collateral as may be required by applicable law or as may be reasonably necessary in order to perfect the security interest granted herein, and any such filings Depositor authorized to be made by the Initial Purchasers or their counsel on behalf of Trustee. Depositor hereby agrees that, except in connection with the transactions contemplated by the Purchase Agreement, prior to the termination of this Escrow Agreement, it will not change its legal name, jurisdiction of incorporation or chief executive office without giving Trustee and the Initial Purchasers not less than ten business days’ prior written notice thereof. Notwithstanding anything to the contrary contained herein, neither the Escrow Agent nor the Trustee shall have any responsibility for preparing or filing any financing documents or instruments in any public office at any time or times, or for otherwise perfecting or maintaining the perfection of any security interest referred to herein, nor for the validity, perfection, priority or enforceability of the liens referred to herein.

Upon the release of any Escrow Proceeds pursuant to Section 4 hereof, the security interests of Trustee for the benefit of the holders of the Notes in the Collateral shall automatically terminate without any further action, and the Escrow Proceeds shall be delivered and deposited to the applicable recipient pursuant to Section 4 free and clear of any and all liens, claims or encumbrances of any Person. Upon any such termination, Depositor shall take all steps reasonably necessary to terminate any UCC financing statements filed with respect to the

Collateral pursuant to this Section 3 that have not been terminated and Trustee shall execute such other documents without recourse, representation or warranty of any kind as Depositor may reasonably request in writing to evidence or confirm the termination of such security interest.

4.    Disbursements of Escrow Proceeds. Escrow Agent shall disburse the Escrow Proceeds in the following manner:

(a)     If at any time on or prior to the Outside Date or the Extended Outside Date, as applicable, Escrow Agent receives (i) an officer’s certificate from Depositor substantially in the form of Exhibit A, and dated the date of delivery thereof, executed by an Officer of the Depositor and certifying to Escrow Agent as to the matters set forth therein (an “Officer’s Certificate”) (the date of delivery of such Officer’s Certificate to Escrow Agent, the “Escrow Release Date”) and (ii) a Written Direction, Escrow Agent shall deliver and deposit the Escrow Proceeds to the Depositor (by wire transfer of immediately available funds) as directed and in the manner set forth in the Written Direction.

(b)    If (i) Escrow Agent shall not have received pursuant to subsection (a) of this Section 4 an Officer’s Certificate and a related Written Direction from Depositor on or prior to the Outside Date or the Extended Outside Date, as applicable, or (ii) Depositor shall have notified Escrow Agent in writing that the SSNI Acquisition will not be consummated or otherwise has announced in writing to Escrow Agent that the Acquisition Agreement has been terminated (each of the events described in the foregoing clauses (i) and (ii) of this subsection, a “Special Mandatory Redemption Event”, and the date on which any such event occurs, the “Escrow Termination Notice Date”), then Escrow Agent shall release the Escrow Proceeds to Trustee not later than 12:00 p.m. (noon) New York City time, on the first business day following the Escrow Termination Notice Date (the date of such release, the “Special Mandatory Redemption Date”). On the Special Mandatory Redemption Date, or as otherwise required by the applicable procedures of The Depository Trust Company, Depositor shall redeem, and Trustee agrees to apply, or cause a paying agent to apply, in accordance with the applicable provisions of the Indenture, such funds to redeem, all of the Notes (the “Special Mandatory Redemption”) at a redemption price (the “Special Mandatory Redemption Amount”) equal to 101.0% of the principal amount of the Notes plus accrued and unpaid interest to, but not including, the Special Mandatory Redemption Date. None of Escrow Agent, Trustee or any paying agent shall be responsible for calculating amounts to be disbursed hereunder, and each shall be entitled to rely on Written Directions delivered in accordance with this Escrow Agreement, which shall include wire instructions, if not provided for herein. On the Special Mandatory Redemption Date, Trustee will pay to Depositor any Escrow Proceeds in excess of the amount necessary to effect the Special Mandatory Redemption of the Notes on the Special Mandatory Redemption Date. Notwithstanding anything herein to the contrary, in no event shall the Special Mandatory Redemption Date be later than September 30, 2018.

(c)    In the event that the Escrow Agent has not distributed the Escrow Proceeds in accordance with the terms of subsection (a) or (b) of this Section 4, on each date upon which interest on the Notes is payable under the Indenture (each such date, an “Interest Payment Date”), Escrow Agent will upon receipt of written instruction from Trustee (acting in accordance with the terms of the Indenture), which instruction must be received no later than 12:00 p.m. (noon) New York City time, liquidate, release and deliver (by wire transfer of immediately available funds or via internal transfer) Escrow Proceeds to the Trustee (or any paying agent appointed by the Trustee) in an amount equal to the amount set forth in such instruction, which shall be the aggregate interest due and payable to the holders of the Notes under the Indenture as of such Interest Payment Date. For the avoidance of doubt, disbursements of such funds by Escrow Agent on each respective Interest Payment Date will constitute satisfaction, to the extent of such funds, of Depositor’s obligations to pay interest to the holders of the Notes on or as of such Interest Payment Date under this Escrow Agreement and the Indenture. If any instruction is received by Escrow Agent after 12:00 p.m. (noon) New York City time, Escrow Agent will use reasonable best efforts to remit payment on the same day, but will do so no later than the business day immediately following the relevant Interest Payment Date.

(d)     Prior to any disbursement, Escrow Agent shall have received reasonable identifying information regarding the recipient such that Escrow Agent may comply with its regulatory obligations and reasonable business practices, including without limitation a completed United States Internal Revenue Service (“IRS”) Form W-9 or original IRS Form W-8, as applicable. All disbursements of funds from the Escrow Proceeds shall be subject to the fees and claims of Escrow Agent and the Indemnified Parties pursuant to Section 11 and Section 12 below.

5.    Suspension of Performance; Disbursement into Court. If, at any time, (i) there shall exist any dispute with respect to the holding or disposition of all or any portion of the Escrow Proceeds or any other obligations of Escrow Agent hereunder, (ii) Escrow Agent is unable to determine, to Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrow Proceeds or Escrow Agent’s proper actions with respect to its obligations hereunder, or (iii) Depositor has not, within 10 calendar days of the furnishing by Escrow Agent of a notice of resignation pursuant to Section 8 hereof, appointed a successor Escrow Agent to act hereunder, then Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)    suspend the performance of any of its obligations (including without limitation any disbursement obligations) under this Escrow Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of Escrow Agent or until a successor Escrow Agent shall have been appointed.

(b)    petition (by means of an interpleader action or any other appropriate method) any court of competent jurisdiction, in any venue convenient to Escrow Agent, for instructions with respect to such dispute or uncertainty, and to the extent required or permitted by law, pay into such court, for holding and disposition in accordance with the instructions of such court, all Escrow Proceeds, after deduction and payment to Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder.

Escrow Agent shall have no liability to Depositor or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrow Proceeds or any delay in or with respect to any other action required or requested of Escrow Agent.

6.    [reserved]

7.    Investment of Funds.

(a)     Escrow Agent is directed to initially invest the Escrow Proceeds as U.S. dollars, which shall be deposited in the Escrow Deposit Account. Escrow Agent may invest and reinvest the Escrow Proceeds in any Eligible Escrow Investment (as defined on Exhibit B hereto) as the Depositor from time to time directs by Written Direction, which shall be credited to the Escrow Securities Account. All investments shall be made in the name of Escrow Agent. Notwithstanding anything to the contrary contained herein, Escrow Agent may, without notice to Depositor, sell or liquidate any of the foregoing investments at any time for any disbursement of Escrow Proceeds permitted or required hereunder. All investment earnings shall become part of the Escrow Proceeds and investment losses shall be charged against the Escrow Proceeds. Escrow Agent shall not be liable or responsible for loss in the value of any investment made pursuant to a Written Direction, or for any loss, cost or penalty resulting from any sale or liquidation of the Escrow Proceeds. With respect to any Escrow Proceeds received by Escrow Agent after 12:00 p.m. (noon) New York City time, Escrow Agent shall not be required to invest such funds or to effect any investment instruction until the next day upon which banks in St. Paul, Minnesota and the New York Stock Exchange are open for business. In the absence of the above-mentioned written instructions, the Escrow Proceeds will remain uninvested.

(b)     Depositor and Escrow Agent hereby agree that the Eligible Escrow Investments and any investment property, financial asset, security or instrument credited to the Escrow Securities Account shall be treated as a “financial asset” within the meaning of Section 8-102(a)(9) of the New York UCC. Notwithstanding any other provision in this Agreement, Escrow Agent agrees to comply with (x) any “entitlement order” (as defined in Section 8-102(a)(8) of the New York UCC) originated by Trustee with respect to any financial asset or securities entitlement credited to or carried in the Escrow Securities Account or (y) any instructions originated by Trustee directing disposition of the funds in the Escrow Deposit Account, in each case without further consent by Depositor or any other person. Escrow Agent represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement with any other third party, other than this Escrow Agreement and the Indenture and documents related thereto, relating to the Escrow Account, the Escrow Proceeds or any other Collateral. Solely as between Trustee and Depositor, Trustee hereby agrees with Depositor that Trustee shall not give any entitlement orders or instructions, as applicable, unless it has received confirmation that the conditions in the Indenture requiring that Depositor effect a Special Mandatory Redemption of the Notes shall have occurred or as otherwise permitted pursuant to Section 4 hereof. Escrow Agent shall have no obligation to confirm compliance with the foregoing sentence in complying with the instructions and entitlement orders of Trustee.

(c)     During the term of this Escrow Agreement, Escrow Agent shall provide Depositor and Trustee with written monthly statements containing the beginning balance of the Escrow Proceeds, as well as all principal and income transactions for the statement period.

8.    Resignation or Removal of Escrow Agent. Escrow Agent may resign and be discharged from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to the Depositor specifying a date when such resignation shall take effect. Within such thirty (30) days, Depositor shall appoint a successor escrow agent. Such resignation shall be effective upon the appointment and acceptance by a successor Escrow Agent. Similarly, Escrow Agent may be removed at any time by the Depositor giving at least thirty (30) days’ prior written notice to Escrow Agent specifying the date when such removal shall take effect. Upon any such notice of resignation, Depositor shall appoint a successor Escrow Agent hereunder prior to the effective date of such resignation. Such resignation shall be effective upon the appointment of and acceptance by a successor Escrow Agent. If the Depositor fails to appoint a successor Escrow Agent within such time, the Escrow Agent shall have the right to petition a court of competent jurisdiction to appoint a successor Escrow Agent, and all costs and expenses (including without limitation attorneys’ fees) related to such petition shall be paid by Depositor. In both the case of resignation and removal, the retiring Escrow Agent shall promptly transmit all records pertaining to the Escrow Proceeds and shall pay all Escrow Proceeds to the successor Escrow Agent, after making copies of such records as the retiring Escrow Agent deems advisable and after deduction and payment to the retiring Escrow Agent of all fees and expenses (including court costs and attorneys’ fees) payable to, incurred by, or expected to be incurred by the retiring Escrow Agent in connection with the performance of its duties and the exercise of its rights hereunder. After any retiring Escrow Agent’s resignation or removal, as applicable, the provisions of this Escrow Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Escrow Agreement.

9.    Binding Effect; Successors. This Escrow Agreement shall be binding upon the respective parties hereto and their heirs, executors, successors or assigns. If the Escrow Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business (including the escrow contemplated by this Escrow Agreement) to another corporation, the successor or transferee corporation without any further act shall be the successor Escrow Agent.

10.    Liability of Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth herein and no duties shall be implied. The Escrow Agent has no fiduciary or discretionary duties of any kind. The Escrow Agent shall have no liability under and no duty to inquire as to the provisions of any agreement other than this Escrow Agreement, including without limitation any other agreement between any or all of the parties hereto or any other persons even though reference thereto may be made herein. The Escrow Agent shall not be liable for any action taken or omitted by it in good faith except to the extent that a court of competent jurisdiction determines that the Escrow Agent’s gross negligence or willful misconduct was the sole cause of any loss to the Depositor. Escrow Agent’s sole responsibility shall be for the safekeeping of the Escrow Proceeds in accordance with Escrow Agent’s customary practices and disbursement thereof in accordance with the terms of this Escrow Agreement. Escrow Agent shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. Escrow Agent may rely upon any notice, instruction, request or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which Escrow Agent shall believe to be genuine and to have been signed or presented by the person or parties purporting to sign the same. In no event shall Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages or penalties (including, but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such damages or penalty and regardless of the form of action. Escrow Agent shall not be responsible for delays or failures in performance resulting from acts beyond its control, including without limitation acts of God, strikes, lockouts, riots, acts of war or terror, epidemics, governmental regulations, fire, communication line failures, computer viruses, attacks or intrusions, power failures, earthquakes or other disasters. Escrow Agent shall not be obligated to take any legal action or commence any proceeding in connection with the Escrow Proceeds, any account in which Escrow Proceeds are deposited, this Escrow Agreement, or to appear in, prosecute or defend any such legal action or proceeding or to take any other action that in Escrow Agent’s sole judgement may expose it to potential expense or liability. Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, or relating to any dispute involving any party hereto, and shall incur no liability and shall be fully indemnified from any liability whatsoever in acting in accordance with the advice of such counsel. Depositor shall promptly pay, upon demand, the reasonable fees and expenses of any such counsel. Depositor agrees to perform or procure the performance of all further acts and things, and execute and deliver such further documents, as may be required by law or as Escrow Agent may reasonably request in connection with its duties hereunder.

The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrow Proceeds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrow Proceeds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

11.    Indemnification of Escrow Agent. From and at all times after the date of this Escrow Agreement, Depositor shall, to the fullest extent permitted by law, indemnify and hold harmless Escrow Agent and each director, officer, employee, attorney, agent and affiliate of Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, penalties, costs and expenses of any kind or nature (including without limitation reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties, whether direct, indirect or consequential, as a result of or arising from or in any way relating to any claim, demand, suit, action or proceeding (including any inquiry or investigation) by any person, including without limitation Depositor, whether threatened or initiated, asserting a claim for any legal or equitable remedy against any person under any statute or regulation, including, but not limited to, any federal or state securities laws, or under any common law or equitable cause or otherwise, arising from or in connection with the negotiation, preparation, execution, performance or failure of performance in connection with this Escrow Agreement or any transactions contemplated herein, whether or not any such Indemnified Party is a party to any such action, proceeding, suit or the target of any such inquiry or investigation; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted solely from the gross negligence or willful misconduct of such Indemnified Party. Depositor further agrees to indemnify each Indemnified

Party for all costs, including without limitation reasonable attorney’s fees, incurred by such Indemnified Party in connection with the enforcement of Depositor’s indemnification obligations hereunder. Each Indemnified Party shall, in its sole discretion, have the right to select and employ separate counsel with respect to any action or claim brought or asserted against it, and the reasonable fees of such counsel shall be paid upon demand by the Depositor. The obligations of Depositor under this Section 11 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

12.    Compensation of Escrow Agent

(a)    Fees and Expenses. Depositor agrees to compensate Escrow Agent on demand for its services hereunder in accordance with Schedule A attached hereto. The obligations of Depositor under this Section 12 shall survive any termination of this Escrow Agreement and the resignation or removal of Escrow Agent.

(b)    Disbursements from Escrow Proceeds to Pay Escrow Agent. Escrow Agent is authorized to, and may disburse to itself from the Escrow Proceeds, from time to time, the amount of any compensation and reimbursement of out-of-pocket expenses due and payable hereunder (including any amount to which Escrow Agent or any Indemnified Party is entitled to seek indemnification hereunder). Escrow Agent shall notify Depositor and Trustee of any disbursement from the Escrow Proceeds to itself or any Indemnified Party in respect of any compensation or reimbursement hereunder (such notification, a “Disbursement Notice”) and shall furnish Depositor and Trustee copies of related invoices and other statements. Within three (3) business days of Depositor’s receipt of a Disbursement Notice, Depositor shall deliver and deposit (or cause to be delivered and deposited) with Escrow Agent an additional amount in cash that will result in the amount in the Escrow Account to be sufficient to pay the Special Mandatory Redemption Amount.

(c)    Security and Offset. Depositor hereby grants to Escrow Agent and the Indemnified Parties a security interest in, lien upon and right of offset against the Escrow Proceeds with respect to any compensation or reimbursement due any of them hereunder (including any claim for indemnification hereunder). Notwithstanding anything herein to the contrary, the Escrow Agent hereby agrees that (i) any security interest in, lien on, encumbrance, claim or right of offset against the Escrow Proceeds that it now has or subsequently obtains shall be subordinate to the security interest of the Trustee for the benefit of the holders of the Notes in the Collateral and (ii) it shall not exercise any present or future right of offset against the Escrow Proceeds that the Escrow Agent may at any time have against or in the Escrow Proceeds until the Escrow Proceeds has been released in full satisfaction of all claims of the Trustee for the benefit of the holders of the Notes. If for any reason the Escrow Proceeds are insufficient to cover such compensation and reimbursement due to the Escrow Agent and the Indemnified Parties, Depositor shall promptly pay such amounts to Escrow Agent or any Indemnified Party upon receipt of an itemized invoice.

13.    Representations and Warranties. Depositor makes the following representations and warranties to Escrow Agent:

(a)    it has full power and authority to execute and deliver this Escrow Agreement and to perform its obligations hereunder; and this Escrow Agreement has been duly approved by all necessary action and constitutes its valid and binding agreement enforceable in accordance with its terms; and

(b)    each of the applicable persons designated on Schedule B attached hereto have been duly appointed to act as authorized representatives hereunder and individually have full power and authority to execute and deliver any Written Direction, to amend, modify or waive any provision of this Escrow Agreement and to take any and all other actions as authorized representatives under this Escrow Agreement, all without further consent or direction from, or notice to, it or any other party, provided that any change in designation of such authorized representatives shall be provided by written notice delivered to each party to this Escrow Agreement.

14.    Identifying Information. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, and identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The parties acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and each agrees to provide any additional information requested by the Escrow Agent in connection with the Act or any other legislation or regulation to which Escrow Agent is subject, in a timely manner.

15.    Consent to Jurisdiction and Venue. In the event that any party hereto commences a lawsuit or other proceeding relating to or arising from this Escrow Agreement, the parties hereto agree to the personal jurisdiction by and venue in the state and federal courts in the State of New York and waive any objection to such jurisdiction or venue. The parties hereto consent to and agree to submit to the jurisdiction of any of the courts specified herein and agree to accept service of process to vest personal jurisdiction over them in any of these courts.

16.    Notices. All notices, approvals, consents, requests, and other communications hereunder shall be in writing (provided that each such communication to the Escrow Agent must be manually signed by the sender) and shall be delivered (i) by personal delivery, or (ii) by national overnight courier service, or (iii) by certified or registered mail, return receipt requested, or (iv) via facsimile transmission, with confirmed receipt or (v) via email by way of a PDF attachment thereto. Notice shall be effective upon receipt except for notice via email, which shall be effective only when the recipient, by return email or notice delivered by other method provided for in this Section 16, acknowledges having received that email (with an automatic “read receipt” or similar notice not constituting an acknowledgement of an email receipt for purposes of this Section 16.) Such notices shall be sent to the applicable party or parties at the address specified below:

If to Depositor at:
Itron, Inc.
	ATTN:	Robert H.A. Farrow, Vice President Treasury and Strategic Planning
	Address:	2111 North Molter Road
Liberty Lake, WA 99019
	Telephone:	509-891-3898
	Facsimile:	509-891-3334
	E-mail:	Robert.farrow@itron.com

with a copy to:

Itron, Inc.
	ATTN:	Shannon M. Votava, Vice President, General Counsel
	Address:	2111 North Molter Road
Liberty Lake, WA 99019
	Telephone:	509-891-3295
	Facsimile:	509-891-3655
	E-mail:	Shannon.votava@itron.com

If to the Escrow Agent at:	U.S. Bank National Association, as Escrow Agent
	ATTN:	Global Corporate Trust Services
Scott Kjar
	Address:	1420 5th Ave
Seattle, WA 98101
	Telephone:	206-344-4686
	Facsimile:	206-344-4630
	E-mail:	scott.kjar@usbank.com

and to:

U.S. Bank National Association
	ATTN:	Trust Finance Management-EP-MN-WS3T
Lien Nguyen
	Address:	60 Livingston Avenue
St. Paul, MN 55107
	Telephone:	651-466-6103
	Facsimile:	651-312-2599
	E-mail:	lien.nguyen2@usbank.com

If to Trustee at:
U.S. Bank National Association, as Trustee
	ATTN:	Global Corporate Trust Services
Christine Ok
	Address:	1420 5th Ave
Seattle, WA 98101
	Telephone:	206-466-4682
	Facsimile:	206-344-4630
	E-mail:	christine.ok@usbank.com

or to such other address as each party may designate for itself by like notice and unless otherwise provided herein shall be deemed to have been given on the date received.

17.     Optional Security Procedures. In the event funds transfer instructions, address changes or change in contact information are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule B hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in writing actually received and acknowledged by Escrow Agent and shall be effective only after Escrow Agent has a reasonable opportunity to act on such changes. If the Escrow Agent is unable to contact any of the designated representatives identified in Schedule B, the Escrow Agent is hereby authorized but shall be under no duty to seek confirmation of such instructions by telephone call-back to any one or more of Depositor’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Executive Officer, President, Chief Financial Officer, any Vice President and Treasurer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. Depositor agrees that the Escrow Agent may at its option record any telephone calls made pursuant to this Section 17. The Escrow Agent in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Depositor to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the Escrow Proceeds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. Depositor acknowledges that these optional security procedures are commercially reasonable.

18.    Amendment, Waiver and Assignment. None of the terms or conditions of this Escrow Agreement may be changed, waived, modified, discharged, terminated or varied in any manner whatsoever unless in writing duly signed by each of the Parties to this Escrow Agreement. No course of conduct shall constitute a waiver of any of the terms and conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion. Except as provided in Section 9 hereof, this Escrow Agreement may not be assigned by any party without the written consent of the other parties.

19.    Severability. To the extent any provision of this Escrow Agreement is prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Escrow Agreement.

20.    Governing Law. This Escrow Agreement shall be construed and interpreted in accordance with the internal laws of the State of New York.

21.    Entire Agreement, No Third Party Beneficiaries. This Escrow Agreement constitutes the entire agreement between the parties relating to the holding, investment and disbursement of the Escrow Proceeds and sets forth in their entirety the obligations and duties of Escrow Agent with respect to the Escrow Proceeds. Nothing in this Escrow Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

22.    Execution in Counterparts, Facsimiles. This Escrow Agreement and any Written Direction may be executed in two or more counterparts, which when so executed shall constitute one and the same agreement or direction. The delivery of copies of this Escrow Agreement and any Written Direction and their respective signature pages by PDF or facsimile transmission shall constitute effective execution and delivery as to the parties and may be used in lieu of originals for all purposes.

23.    Termination. This Escrow Agreement shall terminate upon the distribution of all the Escrow Proceeds from the Escrow Account established hereunder pursuant to any applicable provision of this Escrow Agreement, and Escrow Agent shall thereafter have no further obligation or liability whatsoever with respect to this Escrow Agreement or the Escrow Proceeds.

24.    Dealings. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may buy, sell, and deal in any of the securities of the Depositor and become pecuniarily interested in any transaction in which the Depositor may be interested, and contract and lend money to the Depositor and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Depositor or for any other entity.

25.    Brokerage Confirmation Waiver. Depositor acknowledges that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant either the right to receive brokerage confirmations for certain security transactions as they occur, Depositor specifically waives receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the Depositor and Trustee periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent.

26.    Tax Reporting. Escrow Agent shall have no responsibility for the tax consequences of this Agreement and Depositor shall consult with independent counsel concerning any and all tax matters. Depositor shall provide Escrow Agent a properly completed IRS Form W-9 or Form W-8, as applicable, for each payee, together with any other documentation and information requested by Escrow Agent in connection with Escrow Agent’s reporting obligations under applicable IRS regulations. If such tax documentation is not so provided, Escrow Agent shall withhold taxes as required by the IRS. Depositor shall prepare and file all required tax filings with the IRS and any other applicable taxing authority; provided that the parties further agree that:

(a)    Escrow Agent IRS Reporting. Depositor shall accurately provide the Escrow Agent with all information requested by the Escrow Agent in connection with the preparation of all applicable Form 1099 and Form 1042-S documents with respect to all distributions as well as in the performance of Escrow Agent’s reporting obligations under the Foreign Account Tax Compliance Act and Foreign Investment in Real Property Tax Act or other applicable law or regulation.

(b)    Withholding Requests and Indemnification. Depositor jointly and severally agrees to (i) assume all obligations imposed now or hereafter by any applicable tax law or regulation with respect to payments or performance under this Escrow Agreement, (ii) make requests to the Escrow Agent in writing with respect to withholding and other taxes, assessments or other governmental charges, and advise Escrow Agent in writing with respect to any certifications and governmental reporting that may be required under any applicable laws or regulations, and (iii) indemnify and hold the Escrow Agent harmless pursuant to Section 11 hereof from any liability or obligation on account of taxes, assessments, additions for late payment, interest, penalties, expenses and other governmental charges that may be assessed or asserted against Escrow Agent.

27.    WAIVER OF TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY ON ANY CLAIM, COUNTERCLAIM, SETOFF, DEMAND, ACTION OR CAUSE OF ACTION (1) ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR (2) IN ANY WAY IN CONNECTION WITH OR PERTAINING OR RELATED TO OR INCIDENTAL TO ANY DEALINGS OF THE PARTIES TO THIS AGREEMENT OR IN CONNECTION WITH THIS AGREEMENT OR THE EXERCISE OF ANY SUCH PARTY’S RIGHTS AND REMEDIES UNDER THIS AGREEMENT OR THE CONDUCT OR THE RELATIONSHIP OF THE PARTIES TO THIS AGREEMENT, IN ALL OF THE FOREGOING CASES WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER IN CONTRACT, TORT OR OTHERWISE. EACH OF THE PARTIES HERETO HEREBY FURTHER ACKNOWLEDGES AND AGREES THAT EACH HAS REVIEWED OR HAD THE OPPORTUNITY TO REVIEW THIS WAIVER WITH ITS RESPECTIVE LEGAL COUNSEL, AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A CONSENT BY ALL PARTIES TO A TRIAL BY THE COURT.

28.    Publicity. No party will (a) use any other party’s proprietary indicia, trademarks, service marks, trade names, logos, symbols, or brand names, or (b) otherwise refer to or identify any other party in advertising, publicity releases, or promotional or marketing publications, or correspondence to third parties without, in each case, securing the prior written consent of such other party.

29.    The Trustee. In the performance of its obligations set forth in this Agreement, the Trustee shall have all of the rights, benefits, protections, indemnities and immunities afforded to it under the Indenture.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed under seal as of the date first above written.

ITRON, INC.

By:	/s/ Shannon Votava
Name:	Shannon Votava
Title:	Senior Vice President, General Counsel and Corporate Secretary

U.S. BANK NATIONAL ASSOCIATION as Escrow Agent

By:	/s/ Scott R. Kjar
Name:	Scott R. Kjar
Title:	Assistant Vice President

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:	Christine Ok
Name:	Christine Ok
Title:	Vice President

[Signature Page to Escrow Agreement]

Exhibit A

Itron, Inc.

Officer’s Certificate

Dated: [                    ]

This certificate is being delivered pursuant to Section 4(a) of the Escrow Agreement, dated as of December 22, 2017 (the “Escrow Agreement”), by and among ITRON, INC., a Washington corporation (“Depositor”), U.S. BANK NATIONAL ASSOCIATION, a national banking association, as escrow agent hereunder (“Escrow Agent”) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (“Trustee”) under the Indenture dated as of December 22, 2017 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), by and among Depositor, Trustee and the guarantors from time to time party thereto, governing Depositor’s $300,000,000 aggregate principal amount of 5.000% Senior Notes due 2026. Capitalized terms used but not defined herein have the respective meanings specified in the Escrow Agreement (including those terms defined by reference to the Indenture referred to therein).

The Depositor hereby certifies to the Escrow Agent that the following conditions have been, or substantially concurrently with the release of the Escrow Proceeds in connection with the consummation of the SSNI Acquisition, will be, satisfied:

(1)    (A) all conditions precedent to the consummation of the SSNI Acquisition will have been satisfied or waived in accordance with the terms of the Acquisition Agreement (other than those conditions that by their terms are to be satisfied substantially concurrently with the consummation of the SSNI Acquisition, but subject to the satisfaction or waiver of such conditions), (B) the SSNI Acquisition will be consummated on substantially the terms described in the offering memorandum dated as of December 8, 2017 (the “Offering Memorandum”) substantially concurrently with the release of the Escrow Proceeds, and (C) the Escrow Proceeds will be used to consummate, or used in connection with the financing of, the SSNI Acquisition and the related transactions as described under the caption “Use of Proceeds” in the Offering Memorandum;

(2)    no Default or Event of Default (as such terms are defined in the Indenture) has occurred and is continuing under the Indenture; and

(3)    (A) SSNI and each Subsidiary of SSNI in existence as of the Escrow Release Date that Guarantees borrowings by the Depositor under any Credit Facility shall have become, or substantially concurrently with the distribution of the Escrow Proceeds in accordance with the terms of Section 4(a) of the Escrow Agreement, shall become a party to the Indenture as a Guarantor pursuant to a supplemental indenture effective upon the Escrow Release Date and (B) Perkins Coie LLP, counsel for the Depositor and the Guarantors, shall have delivered to Wells Fargo Securities, LLC, as representative of the Initial Purchasers of the Notes, an opinion, dated as of the Escrow Release Date, in the form set forth in Exhibit H-2 of the Purchase Agreement to be dated as of the date of the Offering Memorandum among the Depositor, certain Guarantors and Wells Fargo

Securities, LLC, as representative of the several Initial Purchasers of the Notes, together with signed or reproduced copies of such opinion for each of the other Initial Purchasers of the Notes.

[Signature Page Follows]

IN WITNESS WHEREOF, the Depositor, through the undersigned officer, has signed this Officer’s Certificate as of the date first written above.

ITRON, INC.

By:
Name:
Title:

[Signature Page to Officer’s Certificate to Escrow Agent]

EXHIBIT B

Eligible Escrow Investments

“Eligible Escrow Investments” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any lender party to the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	short-term commercial paper having a rating of P-1 (or higher) from Moody’s or A-1 (or higher) from S&P and, in each case, maturing within 12 months after the date of acquisition;

(6)	marketable short-term money market and similar securities having a rating of at least P-1 from Moody’s or A-1 from S&P and, in each case, maturing within 12 months after the date of creation thereof;

(7)	readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest ratings obtainable from either Moody’s or S&P (or, if at any time neither Moody’s nor S&P is rating such obligations, reasonably equivalent ratings of another internationally recognized ratings agency) with maturities of 24 months or less from the date of acquisition;

(8)	euro, or any national currency of any participating member of the EMU; and

(9)	investment funds at least 95% of the assets of which constitute the kinds of investments described in clauses (1) through (8) of this definition.

Notwithstanding the foregoing, Eligible Escrow Investments shall include amounts denominated in currencies other than those set forth in clauses (1) and (8) above, provided that such amounts are converted into any currency listed in clauses (1) and (8) as promptly as practicable and in any event within ten business days following the receipt of such amounts.

Definitions for capitalized terms used but not defined in this Exhibit B:

“Credit Agreement” means that Amended and Restated Credit Agreement, dated as of June 23, 2015 (as amended on April 1, 2016, June 13, 2016 and December 4, 2017, and as further amended, amended and restated, supplemented or otherwise modified from time to time) among the Depositor, the subsidiaries of the Depositor from time to time party thereto as guarantors and subsidiary borrowers, the lenders from time to time party thereto and Wells Fargo, as administrative agent, providing for a term loan facility and revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and, in each case, as amended, modified, restated, renewed, increased, supplemented, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time, including increases in principal amount and extensions of term loans of other financings. For the avoidance of doubt, the term “Credit Agreement” includes the further amended and restated credit agreement expected to be entered into on or about the date of the consummation of the SSNI Acquisition, among the Issuer, the subsidiaries of the Issuer from time to time party thereto as guarantors and subsidiary borrowers, the lenders from time to time party thereto and Wells Fargo, as administrative agent.

“Moody’s” means Moody’s Investors Service, Inc.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global, Inc.

SCHEDULE A

SCHEDULE A

Schedule of Fees for Services as

Escrow Agent

For

01010

Acceptance Fee

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a one-time fee, payable at closing.

U.S. Bank Corporate Trust Services reserves the right to refer any or all escrow documents for legal review before execution. Legal fees (billed on an hourly basis) and expenses for this service will be billed to, and paid by, the customer. If appropriate and upon request by the customer, U.S. Bank Corporate Trust Services will provide advance estimates of these legal fees.

		Waived

04480 I	Escrow Agent, One Time One-time fee for the standard escrow agent services associated with the administration of the account. Administration fees are payable in advance.	$500.00

	Taxes

	Direct Out of Pocket Expenses

	Reimbursement of expenses associated with the performance of our duties, including but not limited to publications, legal counsel after the initial close, travel expenses and filing fees.	At Cost

	Extraordinary Services

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or at our hourly rate then in effect.

Account approval is subject to review and qualification. Fees are subject to change at our discretion and upon written notice. Fees paid in advance will not be prorated. The fees set forth above and any subsequent modifications thereof are part of your agreement. Finalization of the transaction constitutes agreement to the above fee schedule, including agreement to any subsequent changes upon proper written notice. In the event your transaction is not finalized, any related out-of-pocket expenses will be billed to you directly. Absent your written instructions to sweep or otherwise invest, all sums in your account will remain uninvested and no accrued interest or other compensation will be credited to the account. Payment of fees constitutes acceptance of the terms and conditions set forth.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT:

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

SCHEDULE B

Each of the following person(s) is a Depositor Representative authorized to execute documents and direct Escrow Agent as to all matters, including fund transfers, address changes and contact information changes, on Depositor’s behalf (only one signature required):

Joan S. Hooper	/s/ Joan S. Hooper	509-891-3363
Name	Specimen signature	Telephone No.

Shannon M. Votava	/s/ Shannon M. Votava	509-891-3295
Name	Specimen signature	Telephone No.

Robert H.A. Farrow	/s/ Robert H.A. Farrow	509-891-3898
Name	Specimen signature	Telephone No.

(Note: if only one person is identified above, please add the following language:)

The following person not listed above is authorized for call-back confirmations:

[ ]
Name	Telephone Number